Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective the 16th day of April, 2010 (the “Effective Date”) by and between James Russell Reger, a resident of the State of Montana (“Employee”), ante4, Inc., a Delaware corporation having its principal office at 5700 Wilshire Boulevard, Suite 625, Los Angeles, California 90036 (“ante4”), and Plains Energy Investments, Inc., a Nevada corporation having its principal office at 2818 1st Avenue North, Suite 506, Billings, Montana 59101 (“Plains Energy,” and collectively with ante4, the “Company”).

WHEREAS, the Company is an oil and gas exploration and production company headquartered in Billings, Montana, focused on drilling exploratory and developmental wells in the Rocky Mountain regions of the United States;

WHEREAS, Plains Energy and Employee entered into that certain Employment Agreement effective December 31, 2009, which was amended and restated effective March 18, 2010 (as amended and restated, the “Original Agreement”);

WHEREAS, on April 16, 2010, Plains Energy engaged in a merger transaction with ante4 and a subsidiary of ante4, pursuant to which Plans Energy became a wholly owned subsidiary of ante4 (the “Merger”);

WHEREAS, ante4 desires to employ, and Plains Energy desires to continue to employ, Employee, and Employee desires to be employed by ante4 and Plains Energy, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.             Employment.

1.1          Term.  Effective as of the Effective Date, the Company hereby employs Employee, and Employee hereby accepts such employment, on the terms and conditions set forth herein, for the period commencing on the Effective Date and continuing until the opening of business on December 31, 2011 (the “Term”), unless sooner terminated pursuant hereto.

1.2          Services.  The Company hereby agrees to employ Employee in the role of the Company’s Chief Executive Officer, and Employee hereby accepts such employment with the Company on the terms and conditions set forth herein.  Employee shall perform all activities and services as the Company’s Chief Executive Officer on a full-time basis, which shall include duties and responsibilities as the Company’s Board of Directors may from time-to-time reasonably prescribe consistent with the duties and responsibilities of the Chief Executive Officer of the Company (the “Services”).  Employee shall use his best efforts to make himself available to render such Services on a full-time basis to the best of his abilities.  The Services shall be performed in a good professional and workmanlike manner by Employee, to the Company’s reasonable satisfaction, which shall include duties and responsibilities as the Company’s Chief Executive Officer.  Employee shall have the authority to bind the Company to any contract, agreement or other arrangement, whether oral or written, or make any representation or deliver any instructions on behalf of the Company.  Employee agrees that he shall not be employed by or provide consulting services to any other person or entity without the prior written consent of the Company.

2.             At-Will Relationship.  Employee’s employment with the Company shall be entirely “at-will,” meaning that either Employee or the Company may terminate such employment relationship by terminating this Agreement in writing delivered to the other party at any time for any reason or for no reason at all.

3.             Compensation/Issuance of Shares of Common Stock and Warrants.  In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the term of this Agreement:

3.1          Annual Salary.  Employee shall not be entitled to receive any cash compensation from the Company.

3.2          Bonus Compensation.  Employee shall be eligible to receive such bonuses as may be determined appropriate in the sole discretion of the Company’s Compensation Committee or Board of Directors from time-to-time; provided, however, that nothing herein shall obligate the Company to pay any bonus to Employee at any time.

3.3          Initial Stock Grant.  Under the Original Agreement, Plains Energy issued to Employee an aggregate of six hundred thousand (600,000) shares (the “Plains Energy Shares”) of Plains Energy’s common stock, par value one-tenth of one cent ($0.001) per share (“Plains Energy Common Stock”), of which one hundred fifty thousand (150,000) vested immediately and the remaining four hundred fifty thousand (450,000) restricted shares (such 450,000 shares are referred to as the “Plains Energy Restricted Shares”) were to vest pursuant to the provisions of Sections 3.5 below, and all of the Plains Energy Shares were subject to the provisions of Section 3.6 below.  In connection with the Merger, each one of the Plains Energy Shares was exchanged into 0.86836131 of one (1) share of ante4 common stock, par value one-tenth of one cent ($0.001) per share (“ante4 Common Stock”), rounded up to the nearest whole share, for an aggregate of five hundred twenty-one thousand seventeen (521,017) shares of ante4 Common Stock (the “ante4 Shares”), of which one hundred thirty thousand two hundred fifty-four (130,254) vested immediately upon consummation of the Merger and the remaining three hundred ninety thousand seven hundred sixty-three (390,763) (such 390,763 shares are referred to as the “ante4 Restricted Shares”) shall vest pursuant to the provisions of Section 3.5 below.  All of the ante4 Shares shall be subject to the provisions of Section 3.6 below.

3.4          Initial Warrant Grant.  Under the Original Agreement, Plains Energy also issued to Employee a five-year warrant (the “Plains Energy Warrant”) to purchase an aggregate of one million five hundred thousand (1,500,000) shares of Plains Energy Common Stock (the “Plains Energy Warrant Shares”), at an exercise price of $0.85 per share, which warrant was to vest and be exercisable in accordance with the provisions of

Sections 3.5 and 3.6 below.  In connection with the Merger, the Plains Energy Warrant was exchanged into warrants to purchase 0.86836131 of one (1) share of ante4 Common Stock for each share of Plains Energy Common Stock represented by the Plains Energy Warrant, with each fractional warrant share rounded up to the nearest whole share, for an aggregate of one million three hundred two thousand five hundred forty-two (1,302,542) shares of ante4 Common Stock (the “ante4 Warrant Shares”), exercisable at $0.98 per share (the “ante4 Warrant”).  The ante4 Warrant shall vest and be exercisable in accordance with the provisions of Sections 3.5 and 3.6 below.

3.5          Vesting of Shares and Warrant.  The ante4 Restricted Shares and the ante4 Warrant shall be subject to the following terms and conditions:

(i)            Until vested pursuant to the provisions of Section 3.5(ii) below, the ante4 Restricted Shares, the ante4 Warrant or the ante4 Warrant Shares may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of, whether voluntarily, involuntarily, or by operation of law or otherwise;

(ii)           All of the ante4 Restricted Shares shall vest in a single lump sum and become fully-paid and non-assessable shares of ante4 Common Stock and the ante4 Warrant shall vest and be fully-exercisable in a single lump sum upon the earliest to occur of the following events:

(a)           at the open of business on December 31, 2011;

(b)           immediately upon the occurrence of any event constituting a Change in Control (as defined in Section 3.5(iv) below); or

(c)           immediately in the event Employee’s employment with the Company is terminated for any reason other than one of the following;

(1)           an intentional act of fraud, embezzlement, theft or any other material violation of law:

(2)           grossly negligent or intentional damage to the Company’s reputation or assets;

(3)           grossly negligent or intentional disclosure of Confidential Information and Materials (as defined below) contrary to Employee’s obligations set forth in Section 5 below;

(4)           the willful and continued failure to substantially perform required duties for the Company (other than as a result of incapacity due to physical or mental illness); or

(5)           a material breach of this Agreement that is not cured within 14 days of receiving notice from the Company of such breach.

(iii)          The Company may cancel the ante4 Restricted Shares and the ante4 Warrant in the event Employee voluntarily terminates this Agreement consistent with Section 2 or the Company terminates Employee’s employment for any reason identified in Section 3.5(ii)(c) above; and

(iv)          Any of the following shall constitute a “change in control” for the purposes hereof:

(a)           The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of the Company, unless, in any case, the persons beneficially owning the voting securities of the Company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least fifty percent (50%) of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of the Company immediately prior to the transaction;

(b)           The Company’s shareholders approve a complete liquidation or dissolution of the Company.

3.6          Acknowledgement.  Employee hereby acknowledges and agrees that the ante4 Shares shall be subject to the following provisions:

(i)            The ante4 Shares and ante4 Warrant Shares will be issued pursuant to exemptions from registration under the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws, will not be registered for resale with the United States Securities and Exchange Commission (the “SEC”) or any state securities commission and, as such, will constitute “restricted securities” as defined in the Act;

(ii)           Employee may not offer, sell, hypothecate, pledge, transfer, assign or otherwise dispose of any of the ante4 Shares, the ante4 Warrant or the ante4 Warrant Shares without (A) first delivering to the Company an opinion of counsel satisfactory to the Company that any proposed disposition or transfer may be made lawfully without the registration of the ante4 Shares pursuant to the Act and applicable state laws, or (B) registration of such ante4 Shares with the SEC and any appropriate state securities commissions (it being expressly understood that the Company shall not have any obligation to register any of the ante4 Shares);

(iii)          Employee understands and acknowledges that Employee may recognize income for Federal and state income tax purposes at the time the ante4 Shares, ante4 Warrant and/or ante4 Warrant Shares are issued or thereafter, and Employee shall be solely responsible for paying any and all taxes associated with the Company’s issuance of such securities;

(iv)          the Company has not provided Employee any advice regarding his potential tax liability, Employee has sought to his satisfaction the advice of independent advisors regarding the tax and legal implications of receiving the ante4 Shares and Employee agrees to report any potential income resulting from the issuance of the ante4 Shares in accordance with applicable law; and

(v)           Employee understands and acknowledges that Employee will be entirely responsible for the payment of any taxes as a result of the issuance of the ante4 Shares, the ante4 Warrant and the ante4 Warrant Shares and that the Company will not withhold any amount from Employee’s compensation to cover such tax liability, and Employee agrees to indemnify and hold the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns harmless against all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in connection with, and shall assume full responsibility for, payment of all federal, state and local taxes or contributions imposed or required as a result of the issuance of the ante4 Shares, ante4 Warrant or ante4 Warrant Shares.

3.7          The parties agree that the provisions of this Section 3 shall survive any termination of this Agreement.

4.             Benefits.  During the term of this Agreement, Employee will be entitled to participate in the following benefit plans to the extent available through the Company in accordance with the policies and plans adopted by the Company, as may be amended from time-to-time:

4.1          Retirement Plans.  Employee shall be entitled to participate in the Company’s 401(k), profit sharing and other retirement plans (the “Plan”) presently in effect or hereafter adopted by the Company, to the extent that such Plan relates generally to all employees of the Company.  Employee shall be able to contribute up to the legal limit, as a percentage of his annualized salary, into any such Plan, of which the Company shall match Employee’s contribution up to a maximum of eight percent (8.0%) of Employee’s annualized salary.

4.2          Vacation.  Employee shall be entitled to vacation pursuant to such general policies and procedures of the Company consistent with past practices as are from time to time adopted by the Company.

4.3          Expense Reimbursement.  Employee shall be reimbursed by the Company for all ordinary and customary business expenses, including travel and other disbursements pre-approved by the Company’s Chief Financial Officer or the Company’s Board of Directors.  Employee shall provide such appropriate documentation regarding such expenses and disbursements as Company may reasonably require.  Reimbursement shall occur once per month and must be paid no later than the end of the Company’s taxable year following the taxable year in which such expenses are incurred.

4.4          Health Insurance.  Employee, Employee’s spouse and any children of Employee (the “Employee’s Family”) shall be entitled to participate in health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans that the Company may have in effect from time-to-time, all of which insurance premiums shall be paid by the Company on behalf of Employee and Employee’s Family.

4.5          Other Benefits.  Employee shall also be entitled to such other benefits as the Company may from time-to-time generally provide to its personnel, at the discretion of and as permitted by the Company’s management.

5.             Confidential Information.

5.1          Employee shall maintain the confidentiality of all trade secrets, (whether owned or licensed by the Company) and related or other interpretative materials and analyses of the Company’s projects, or knowledge of the existence of any material, information, analyses, projects, proposed joint ventures, mergers, acquisitions, divestitures and other such anticipated or contemplated business ventures of the Company, and other confidential or proprietary information of the Company (“Confidential Information and Materials”) obtained by Employee as result of this Agreement during the term of the Agreement and for two (2) years following termination of Employee’s employment with the Company.

5.2          In the event that such Confidential Information and Materials are memorialized on any computer hardware, software, CD-ROM, disk, tape, or other media, Company shall have the right, subject to the rights of third parties under contract, copyright, or other law, to view, use, and copy for safekeeping or backup purposes such Confidential Information and Materials.  During the period of confidentiality, Employee shall make no use of such Confidential Information and Materials for his own financial or other benefit, and shall not retain any originals or copies, or reveal or disclose any Confidential Information and Materials to any third parties, except as otherwise expressly agreed by the Company.  Employee shall have no right to use the Company’s corporate logos, trademarks, service marks, or other intellectual property without prior written permission of the Company and subject to any limitations or restrictions upon such use as the Company may require.

5.3          Upon expiration or termination of this Agreement, Employee shall turn over to a designated representative of the Company all property in Employee’s possession and custody and belonging to the Company.  Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information and Materials which came into Employee’s possession at any time during the term of this Agreement.

5.4          Employee acknowledges that ante4 is a public company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that this Agreement may be subject to the filing requirements of the Exchange Act.  Employee acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) shall apply to this Agreement and Employee’s employment with the Company.  Employee (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Employee’s breach or alleged breach of any obligation under the Exchange Act, any rules promulgated by the SEC and any other applicable federal or state laws, rules, regulations, or orders.

5.5          The parties agree that the provisions of this Section 5 shall survive any termination of this Agreement.

6.             Non-Competition and Non-Solicitation.

6.1                               Employee agrees that he will not, directly or indirectly:

(i)            anywhere within the United States, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than ten percent (10%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that is the same or substantially identical business of the Company, or is directly competitive with, any business activity that the Company is conducting at the time of the Employee’s termination or has notified the Employee that it proposes to conduct and for which the Company has, prior to the time of such termination, expended substantial resources (the “Designated Industry”),

(ii)           solicit any operator or holder of mineral or other land rights to change, terminate, or alter its relationship with the Company or induce any such operator or holder to not renew any then existing relationship with the Company, or

(iii)          solicit any employee, consultant, or operator of the Company to change its relationship with the Company, or hire or offer employment to any person to whom the Employee actually knows the Company has offered employment.

6.2          Employee agrees to be bound by the provisions of this Section 6 in consideration for the Company’s employment of Employee, payment of the compensation and benefits provided under Section 3 and Section 4 above and the covenants and agreements set forth herein.  The provisions of this Section 6 shall apply up to and including the later of (a) the date of any termination of Employee’s employment with the Company or (b) conclusion of the Term; provided, however, that the provisions of this Section 6 shall cease to apply immediately upon any “change in control” as defined in Section 3 of this Agreement or in the event that the Company terminates Employee’s employment for any reason other than a reason set forth in Section 3.5(ii)(c) above.  The parties agree that the provisions of this Section 6 shall survive any termination of this Agreement, Employee will continue to be bound by the provisions of this Section 6 until their expiration and Employee shall not be entitled to any compensation from the Company with respect thereto except as provided under this Agreement.

6.3          Employee acknowledges that the provisions of this Section 6 are essential to protect the business and goodwill of the Company.  If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 6 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

7.             Non-Disparagement.  Both the Company and Employee agree that neither they nor any of their respective affiliates, predecessors, subsidiaries, partners, principals, officers, directors, authorized representatives, agents, employees, successors, assigns, heirs or family members shall disparage or defame any other party hereto relating in any respect to this Agreement, their relationship or the Company’s employment of Employee.

8.             Notices.  Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) to Employee at the address indicated on the signature page of this Agreement and to the Company at the following address:

ante4, Inc.

Attn:       Chief Executive Officer

5700 Wilshire Boulevard, Suite 625

Los Angeles, California 90036

Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

9.             Survival of Certain Provisions.  Those provisions of this Agreement which by their terms extend beyond the termination or non-renewal of this Agreement (including all representations, warranties, and covenants of the parties) shall remain in full force and effect and survive such termination or non-renewal.

10.          Severability.  Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

11.          Entire Agreement.  Other than that certain Restricted Stock Award Agreement and Warrant, each of even date herewith, this Agreement, the exhibits and any addendum hereto contain the entire agreement and understanding between the parties, and supersede all prior agreements and understandings relating to the subject matter hereof. There are no understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein.  This Agreement supersedes and terminates any and all prior employment agreements between the Company and Employee.  Employee hereby waives any and all rights set forth in the Original Agreement.  Employee agrees and acknowledges that the Merger was not a “change in control” for purposes of the vesting of Plains Energy Shares, Plains Energy Warrant, or Plains Energy Warrant Shares issued in the Original Agreement.

12.          Assignability.  Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company.  The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, provided that the Company may assign this Agreement at any time to an affiliate of the Company.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns.

13.          Headings.  The headings of the paragraphs and sections of this Agreement are inserted solely for the convenience of reference.  They shall in no way define, limit, extend, or aid in the construction of the scope, extent, or intent of this Agreement.

14.          Waiver.  The failure of a party to enforce the provisions of this Agreement shall not be construed as a waiver of any provision or the right of such party thereafter to enforce each and every provision of this Agreement.

15.          Amendments.  No amendments of this Agreement shall be binding upon the Company or Employee unless made in writing, signed by the parties hereto, and delivered to the parties at the addresses provided herein.

16.          Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Minnesota.

17.          Jurisdiction.  This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed,

governed by and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of comity or conflicts of laws thereof.  Employee and the Company agree and consent that any legal action, suit or proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and Employee and the Company agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding.  Employee and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, proceeding, if given or made (i) according to applicable law, (ii) by a person over the age of eighteen (18) who personally served such notice or service of process on Employee or the Company, as the case may be, or (iii) by certified mail, return receipt requested, mailed to employee or the Company, as the case may be, at their respective addresses set forth in this Agreement.

18.          Counterparts and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ANTE4, INC.

By:	Steven Lipscomb
Its:	President, Chief Executive Officer, and Secretary

PLAINS ENERGY INVESTMENTS, INC.

By
Its

EMPLOYEE:

James Russell Reger
725 Highland Park Drive
Billings, Montana 59102
SS# ###-##-####

[Signature Page to Reger Amended and Restated Employment Agreement]